Exhibit 99 (4)(oo)

Amendment 2 to

Sub-Advisory Agreement
Dated as of August 1, 2008

THIS AMENDMENT is made as of October 1, 2020 between UBS ASSET MANAGEMENT (AMERICAS) INC. (“UBS AM”), a Delaware corporation, and BLACKROCK FINANCIAL MANAGEMENT, INC. (“Sub-Adviser”), a Delaware corporation.

WHEREAS, UBS AM (f/k/a UBS Global Asset Management (Americas) Inc.), on behalf of PACE Intermediate Fixed Income Investments, a series of PACE Select Advisors Trust (the “Trust”), and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of August 1, 2008, as amended (the “Agreement”);

WHEREAS, UBS Global Asset Management (Americas) Inc. is now known as UBS Asset Management (Americas) Inc.; and

WHEREAS, the Trust’s Board of Trustees has approved the Sub-Adviser to delegate all or a portion of its investment advisory services to an affiliated sub-sub-adviser under the Agreement;

NOW THEREFORE, the Agreement is modified and amended to reflect the following:

1.    Effective immediately all references to “UBS Global Asset Management (Americas) Inc.” and “UBS Global AM” are hereby changed to “UBS Asset Management (Americas) Inc.” and “UBS AM,” respectively.

2.    Effective as of October 1, 2020, Section 2(b) of the Agreement is deleted in its entirety and replaced with the following:

2. Duties as Sub-Adviser.

(b) The Sub-Adviser agrees that it will not consult with any other Sub-Adviser (other than “BlackRock International”, as defined herein) (Other Sub-Adviser) for the Trust or Portfolio concerning any transaction by the Portfolio or Segment in securities or other assets, including (i) the purchase by the Portfolio or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Portfolio except as permitted by the 1940 Act or (ii) transactions by the Portfolio or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

3.    Effective as of October 1, 2020, the following Section is added to the Agreement:

14. BlackRock International Limited. UBS AM hereby authorizes the Sub-Adviser to delegate all or a portion of its investment advisory services to the Portfolio to BlackRock International Limited (“BlackRock International”), an investment adviser that is and will remain registered with the SEC for so long as this Agreement remains in effect, pursuant to the terms of a Sub-Sub-Advisory Agreement between the Sub-Adviser and BlackRock International (“BlackRock International Sub-Sub-Advisory Agreement”) that fully complies with applicable provisions of and rules adopted under the 1940 Act. The Sub-Adviser shall be fully accountable to UBS AM and the Portfolio for any acts or omissions of BlackRock International as if such acts or omissions were its own. The Sub-Adviser shall present the BlackRock International Sub-Sub-Advisory Agreement to the Board for its approval and notify UBS AM of any amendments to the BlackRock International Sub-Sub-Advisory Agreement. No delegation pursuant to this provision shall relieve the Sub-Adviser of its duties or responsibilities hereunder, and the Sub-Adviser shall appropriately oversee, monitor and evaluate the activities of BlackRock International hereunder for the Portfolio.

4.    Effective as of October 1, 2020, the following Section is added to the Agreement:

15. Representations of UBS AM. UBS AM represents, warrants, and agrees, on its own behalf and on behalf of the Portfolio, as applicable, as follows:

(a)	Restrictions on Portfolio Assets: No restrictions exist or will exist on the transfer, sale or other disposition of any of the assets in the Portfolio’s account.

(b)	Sanctions: UBS AM, the Portfolio and their owners and controllers (i) have not violated and shall not violate any sanctions laws or regulations promulgated, administered or enforced by the United States and the Office of Foreign Assets Control, the United Nations, the European Union, or other applicable sanctions authority (“Sanctions”) and (ii) shall not transfer funds into the Portfolio’s account which have been derived from or invested for the benefit of activities, parties or jurisdictions subject to or in violation of Sanctions, including anyone listed on Sanctions lists.

(c)	Qualified Institutional Buyer: The Portfolio is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended.

(d)	Information: UBS AM will supply the Sub-Adviser with, and update as required, all information (including a valid Legal Entity Identifier) and documents reasonably requested by the Sub-Adviser to enable it to provide the services as set out under this Agreement or as required by any applicable law or competent authority.

(e)	Tax Status: The Portfolio is a resident for tax purposes in the United States.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:		UBS Asset Management (Americas) Inc.

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name:	Keith A. Weller
Title:	Director and Associate General Counsel	Title:	Executive Director and Deputy General Counsel

Attest:		BlackRock Financial Management, Inc.

By:	/s/ Joe DiGennaro	By:	/s/ Jared Murphy
Name:	Joe DiGennaro	Name:	Jared Murphy
Title:	Director	Title:	Managing Director

3